EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Unrivaled Brands, Inc. on Form S-3 (File Nos. 333-259594, and 333-227219) and Form S-8 (File Nos. 333-259254, 333-237453, 333-234106, and 333-230081) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 7, 2023, with respect to our audits of the consolidated financial statements of Unrivaled Brands, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Unrivaled Brands, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California
April 7, 2023